EXHIBIT 99.1

NORTH PEAK OIL AND GAS

Combined Financial Statements

December 31, 2024 and 2023

(With Independent Auditors’ Report Thereon)

NORTH PEAK OIL AND GAS

REPORT OF INDEPENDENT AUDITORS

To the Management and Members of

North Peak Oil and Gas

Opinion

We have audited the combined financial statements of North Peak Oil and Gas and its subsidiaries (collectively referred to as the “Company”), which comprise the combined balance sheets as of December 31, 2024 and 2023, and the related combined statements of operations, changes in members’ equity, and cash flows for the years then ended, and the related notes to the combined financial statements.

In our opinion, the accompanying combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company, and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with GAAP, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the combined financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the combined financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the combined financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists.

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The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the combined financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•	Identify and assess the risks of material misstatement of the combined financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements.
•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the combined financial statements.
•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

/s/ Whitley Penn LLP

Houston, Texas

June 2, 2025

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NORTH PEAK OIL AND GAS

Combined Balance Sheets

(in thousands)

	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$1,780	$1,192
Accounts receivable, net	17,630	24,819
Affiliate receivable	85	301
Commodity derivative asset, current	2,076	5,154
Inventory	2,168	2,137
Prepaid expenses and other current assets	880	2,725
Total current assets	24,619	36,328
Oil and natural gas property and equipment, based on successful efforts method of accounting, net	567,267	575,948
Commodity derivative asset	583	2,611
Other assets	562	833
TOTAL ASSETS	$593,031	$615,720
LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$56,660	$59,701
Accrued legal judgement	950	—
Asset retirement obligation	2,050	2,009
Long-term debt, current portion	58,642	43,650
Total current liabilities	118,302	105,360
Long-term debt, net	78,543	110,465
Other noncurrent liabilities:
Asset retirement obligation	3,043	2,865
Other long-term liabilities	2,268	2,507
Total other noncurrent liabilities	5,311	5,372
Commitments and contingencies
Members' equity	390,875	394,523
TOTAL LIABILITIES AND MEMBERS' EQUITY	$593,031	$615,720

The accompanying notes are an integral part of these combined financial statements.

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NORTH PEAK OIL AND GAS

Combined Statements of Operations

(in thousands, except per share amounts)

	Year Ended December 31,
	2024	2023
REVENUES:
Crude oil, natural gas, and NGL sales, net	$158,326	$204,030
Gain (loss) on derivatives, net	(5,089)	5,642
Total revenues	153,237	209,672

OPERATING EXPENSES:
Lease operating and workover expenses	49,096	48,462
Exploration expense	152	414
Production and ad valorem taxes	20,756	26,461
Depletion, depreciation and amortization	55,201	70,085
Accretion expense	260	272
Impairment of oil and natural gas properties	3,894	21,074
Legal	78	376
General and administrative	3,488	1,045
Affiliate expenses	7,297	6,777
Total operating expenses	140,222	174,966
Income from operations	13,015	34,706
OTHER INCOME (EXPENSE):
Other income	4,215	3,832
Gain (loss) on legal judgment	(490)	2,035
Gain on sale of oil and natural gas properties	—	3,735
Interest expense, net	(21,093)	(22,905)
Total other expense	(17,368)	(13,303)
NET (LOSS) INCOME	$(4,353)	$21,403

BASIC NET (LOSS) INCOME PER SHARE	$(7.45)	$39.29
DILUTED NET (LOSS) INCOME PER SHARE	$(7.45)	$39.29

CLASS A WEIGHTED AVERAGE SHARES OUTSTANDING – BASIC AND DILUTED	584,517	544,675

The accompanying notes are an integral part of these combined financial statements.

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NORTH PEAK OIL AND GAS

Combined Statements of Changes in Members’ Equity

(in thousands)

	Year Ended December 31,
	2024	2023
Beginning Balance	$394,523	$372,293
Contributions	705	827
Net (loss) income	(4,353)	21,403
Ending Balance	$390,875	$394,523

The accompanying notes are an integral part of these combined financial statements.

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NORTH PEAK OIL AND GAS

Combined Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(4,353)	$21,403
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depletion, depreciation and amortization	55,201	70,085
Accretion expense	260	272
Impairment of oil and natural gas properties	3,894	21,074
Gain on sale of oil and natural gas properties	—	(3,735)
(Gain) loss on derivatives, net	5,089	(5,642)
Cash settlements on commodity derivatives	17	5,072
Amortization of debt issuance costs	2,110	2,094
Payment-in-kind interest	154	151
Gain on litigation result	—	(2,035)
Changes in operating assets and liabilities:
Accounts receivable and affiliate receivable	7,189	(2,127)
Prepaid expenses and other current assets	2,061	336
Inventory	(30)	(2,132)
Other assets	392	6,266
Accounts payable and accrued liabilities	(2,644)	23,276
Other long-term liabilities	(240)	(237)
Net cash provided by operating activities	69,100	134,121
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to oil and natural gas properties	(51,231)	(178,129)
Proceeds from sale of oil and natural gas properties	781	3,989
Net cash used in investing activities	(50,450)	(174,140)
CASH FLOWS FROM FINANCING ACTIVITIES:
Contributions	705	827
Payment of debt issuance costs	—	(310)
Proceeds from long-term debt	62,152	1,837
Payments on long-term debt	(80,919)	(22,500)
Net cash used in financing activities	(18,062)	(20,146)
Net increase (decrease) in cash and cash equivalents	588	(60,165)
Cash, cash equivalents and restricted cash at beginning of year	1,192	61,357
Cash, cash equivalents and restricted cash at end of year	$1,780	$1,192

The accompanying notes are an integral part of these combined financial statements.

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NORTH PEAK OIL AND GAS

Notes to Combined Financial Statements

December 31, 2024 and 2023

Note 1. Organization and Summary of Significant Accounting Policies

Description of the Company

The combined financial statements and associated footnotes presented herein represent the financial statements of Century Oil and Gas Holdings, LLC and subsidiaries (“Century”), Navigation Powder River, LLC and subsidiaries (“Navigation”) and North Peak Oil & Gas Holdings, LLC and subsidiaries (“North Peak”). The respective corporate offices of Century, Navigation and North Peak are each located in Houston, Texas. Collectively, Century, Navigation and North Peak are herein referred to as “North Peak Oil and Gas”.

North Peak Oil and Gas is engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids (“NGLs”) primarily in the Denver-Julesburg (“DJ”) Basin, located in Colorado and Wyoming, as well as the Powder River Basin (“PRB”), located in Wyoming.

North Peak Oil and Gas currently has negative working capital and is operating with a net loss for the year ended December 31, 2024. It has additional committed capital from its members to complete the drilling program that is ongoing. Also, North Peak Oil and Gas currently has production. Management believes that with these commitments and continued improvements in production, it will be able to continue as a going concern for at least one year from the issuance of these combined financial statements.

Basis of Presentation of Combined Financial Statements

The combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and include the accounts of North Peak Oil and Gas and their wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated upon combination.

Principles of Combination

These consolidated financial statements reflect the financial condition, results of operations, cash flows and changes in members’ equity of the Company and its consolidated subsidiaries, Century, Navigation and North Peak for the periods presented. All intercompany balances and transactions are eliminated in consolidation.

Use of Estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ significantly from these estimates, and changes in these estimates are recorded when known. Significant items subject to such estimates and assumptions include proved oil and natural gas reserves, evaluation of suspended well costs, derivative financial instruments, and asset retirement obligations.

Cash and Cash Equivalents

North Peak Oil and Gas considers all highly liquid investments with original maturities of three months or less to be cash equivalents. North Peak Oil and Gas maintains deposits in one financial institution, which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (“FDIC”).

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NORTH PEAK OIL AND GAS

Notes to Combined Financial Statements

December 31, 2024 and 2023

Accounts Receivable

North Peak Oil and Gas accounts receivable are due from purchasers of crude oil, natural gas, and NGLs or joint interest billings from non-operated working interest owners and are generally unsecured. North Peak Oil and Gas determines its allowance for each type of receivable based on the length of time the receivable is past due, its previous loss history, and customers current ability to pay its obligation. North Peak Oil and Gas also bases its allowance for each type of receivable on its respective credit risks and writes off specific receivables when they become uncollectible. Once an allowance is recorded, any subsequent payments received on such receivables are credited to the allowance for credit losses. To date, North Peak Oil and Gas has not experienced any pattern of credit losses and therefore has no allowance as of December 31, 2024 or 2023, respectively. North Peak Oil and Gas will continually monitor the creditworthiness of its counterparties by reviewing credit ratings, financial statements, and payment history.

Inventory

All inventories as of December 31, 2024, consist primarily of tubular goods and equipment used for drilling and completion activities. North Peak Oil and Gas accounts for inventories at the lower of cost or market value.

Commodity Derivative Financial Instruments

North Peak Oil and Gas is exposed to certain risks relating to its ongoing business operations, such as risks related to commodity prices. As such, North Peak Oil and Gas uses derivative instruments primarily to manage commodity price risk.

North Peak Oil and Gas enters into derivative financial instruments with respect to a portion of its crude oil, natural gas and NGL production to hedge future prices received. These instruments are used to manage the inherent uncertainty of future revenues resulting from commodity price volatility. These derivative financial instruments typically include financial price swaps and costless price collars. North Peak Oil and Gas does not hold or issue derivative financial instruments for speculative trading purposes.

Under the terms of the price swaps, North Peak Oil and Gas receives a fixed price for its production and pays a variable market price to the contract counterparty. When the settlement price is above the fixed price, North Peak Oil and Gas pays its counterparty an amount equal to the difference between the settlement price and the fixed price multiplied by the contract volume. When the settlement price is below the fixed price, the counterparty pays North Peak Oil and Gas an amount equal to the difference between the settlement price and the fixed price multiplied by the contract volume.

For costless price collars, North Peak Oil and Gas utilizes two-way price collars. The two-way price collars set a floor and ceiling price for the hedged production. When the settlement price is below the price floor established by these collars, North Peak Oil and Gas receives an amount from its counterparty equal to the difference between the settlement price and the price floor multiplied by the contract volume. When the settlement price is above the price ceiling established by these collars, North Peak Oil and Gas pays its counterparty an amount equal to the difference between the settlement price and the price ceiling multiplied by the contract volume. No payment is received or paid if the settlement price is above the floor price and below the ceiling price.

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NORTH PEAK OIL AND GAS

Notes to Combined Financial Statements

December 31, 2024 and 2023

All derivative financial instruments are recognized at their current fair value as either assets or liabilities in the combined balance sheets. Amounts related to contracts allowed to be netted upon payment subject to a master netting arrangement with the same counterparty are reported on a net basis in the balance sheet. Changes in the fair value of these derivative financial instruments are recorded in earnings unless specific hedge accounting criteria are met. For derivative financial instruments held during the years ended December 31, 2024 and 2023, North Peak Oil and Gas chose not to meet the necessary criteria to qualify its derivative financial instruments for hedge accounting treatment. Cash settlements with counterparties on derivative financial instruments held by North Peak Oil and Gas are also recorded in earnings.

Fair Value Measurements

Certain assets and liabilities of North Peak Oil and Gas are measured at fair value at each reporting date. Fair value represents the price that would be received to sell the asset or paid to transfer the liability in an orderly transaction between market participants. This price is commonly referred to as the “exit price.” Fair value measurements are classified according to a hierarchy that prioritizes the inputs underlying the valuation techniques and requires that assets and liabilities are classified in their entirety based on the lowest level input that is significant to the fair value measurement. This hierarchy consists of three broad levels:

•	Level 1 – Observable inputs that are based upon quoted market prices for identical assets and liabilities within active markets.

•	Level 2 – Observable inputs other than Level 1 that are based upon quoted market prices for similar assets or liabilities, based upon quoted prices within inactive markets, or inputs other than quoted market prices that are observable through market data for substantially the full term of the asset or liability.

•	Level 3 – Inputs that are unobservable for the particular asset or liability due to little or no market activity and are significant to the fair value of the asset or liability. These inputs reflect assumptions that market participants would use when valuing the particular asset or liability.

Oil and Natural Gas Properties

North Peak Oil and Gas follows the successful efforts method of accounting for its oil and natural gas properties. Exploration costs, such as exploratory geological and geophysical costs, and costs associated with nonproductive exploratory wells, delay rentals and exploration overhead are charged against earnings as incurred. Costs of drilling successful exploratory wells along with acquisition costs and the costs of drilling development wells, including those that are unsuccessful, are capitalized. Costs of seismic studies that are utilized in development drilling within an area of proved reserves are capitalized as development costs.

Exploratory drilling costs are initially capitalized, or suspended, pending the determination of proved reserves. If proved reserves are found, drilling costs remain capitalized as proved properties. Costs of unsuccessful wells are charged to exploration expense. For exploratory wells that discover reserves that cannot be classified as proved when drilling is completed, costs continue to be capitalized as suspended exploratory well costs if there have been sufficient reserves found to justify completion as a producing well and sufficient progress is being made in assessing the reserves and the economic and operating viability of the project. If management determines that future appraisal drilling or development activities are unlikely to occur, the associated suspended exploratory well costs are expensed. The policy of North Peak Oil and Gas is to expense the costs of such exploratory wells if a determination of proved reserves has not been made within a twelve-month period after drilling is complete.

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NORTH PEAK OIL AND GAS

Notes to Combined Financial Statements

December 31, 2024 and 2023

Unproved properties and properties under development include costs that are not being depleted or amortized. North Peak Oil and Gas excludes these costs until proved reserves are found, until it is determined that the costs are impaired or until major development projects are placed in service, at which time such costs are moved into proved properties and subject to amortization.

Proved properties are assessed for impairment when events or changes in circumstances dictate that the carrying value of those assets may not be recoverable. Individual assets are grouped for impairment purposes based on a common operating field. If there is an indication the carrying amount of an asset may not be recovered, the asset is assessed for potential impairment. If, upon review, the sum of the undiscounted pre-tax reserve cash flows is less than the carrying value of the asset, the carrying value is written down to estimated fair value. There is normally a lack of quoted market prices for long-lived assets. As such, the fair value of impaired assets is typically determined based on the present values of expected future cash flows using discount rates believed to be consistent with those used by principal market participants or by comparable transactions. The expected future cash flows used for impairment reviews and related fair value calculations are typically based on judgmental assessments of future production volumes, commodity prices, operating costs, and capital investment plans, considering all available information at the date of review.

All unproved property costs are reviewed at least annually to determine if impairment has occurred. In addition, impairment assessments are made on an interim basis if facts and circumstances exist that suggest impairment may have occurred. The impairment assessments are affected by economic factors such as the results of exploration activities, commodity price outlooks, anticipated drilling programs, remaining lease terms, and potential shifts in business strategy. During any period in which impairment is indicated, the accumulated costs associated with the impaired property are charged against earnings.

Depreciation, Depletion and Amortization

Depreciation, depletion and amortization of capitalized drilling and development costs of producing crude oil and natural gas properties, including related support equipment and facilities, are computed using the unit-of-production method on a field basis based on total estimated proved developed reserves. Amortization of producing leaseholds is based on the unit-of-production method using total estimated proved reserves, which includes proved undeveloped reserves. The rates utilized under the unit-of-production method are based upon quantities of recoverable crude oil and natural gas reserves, which are established based on estimates made by the external independent reserve engineers.

Upon sale or retirement of proved oil and natural gas properties, the cost and related accumulated depreciation, depletion and amortization are eliminated from the accounts and the resulting gain or loss, if any, is recognized. Sales of proved oil and natural gas properties constituting a part of an amortization base are accounted for as normal retirements with no gain or loss recognized if doing so does not significantly affect the unit-of-production amortization rate.

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NORTH PEAK OIL AND GAS

Notes to Combined Financial Statements

December 31, 2024 and 2023

Asset Retirement Obligations

North Peak Oil and Gas recognizes liabilities for retirement obligations associated with tangible long-lived assets, such as producing well sites when there is a legal obligation associated with the retirement of such assets and the amount can be reasonably estimated. The initial measurement of an asset retirement obligation is recorded as a liability at its fair value, with an offsetting asset retirement cost recorded as an increase to the associated property and equipment on the combined balance sheets. When the assumptions used to estimate a recorded asset retirement obligation change, a revision is recorded to both the asset retirement obligation and the asset retirement cost. The asset retirement cost is depreciated over the useful life of the associated asset. Accretion of the discount on asset retirement obligations is charged to expense.

Debt Issuance Costs

Costs incurred to secure debt financing are capitalized and amortized over the life of the arrangement on a straight-line basis, which approximates the effective interest method. Unamortized debt issuance costs for revolving notes are reflected as a component of “Other assets” in the combined balance sheets. All other unamortized debt issuance costs are reflected as a reduction of “Long-term debt, net” in the combined balance sheets. The amortization of all debt issuance costs are reflected as a component of “Interest expense” in the combined statements of income.

Class B Units

North Peak Oil and Gas has issued Class B units to certain members of management, which are designed as a profits interest and entitle the Class B unit holders to an increased share of distributable cash flow generated by North Peak Oil and Gas in the event certain performance hurdles are met.

Revenue Recognition

Revenues include the sale of crude oil, natural gas and NGL production. Crude oil, natural gas and NGL sales are recognized when production is sold to a purchaser at a fixed or determinable price, delivery has occurred, control has transferred, and collectability of the revenue is probable. The performance obligations of North Peak Oil and Gas are satisfied at a point in time. This occurs when control is transferred to the purchaser upon delivery of contract specified production volumes at a specified point. The transaction price used to recognize revenue is a function of the contract billing terms. Taxes assessed by governmental authorities on crude oil, natural gas and NGL sales are presented separately from such revenues in the accompanying combined statements of comprehensive earnings.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which includes a five-step model that requires an entity to identify performance obligations in its contracts, estimate the amount of consideration to be received, allocate the consideration to each separate performance obligation, and recognize revenue as obligations are satisfied. ASU 2014-09 requires expanded disclosures surrounding revenue recognition and is intended to improve the financial reporting requirements for revenue from contracts with customers and converge these requirements with international standards Subsequently, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net), pertaining to the presentation of revenues on a gross basis (revenues presented separately from associated expenses) versus a net basis.

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NORTH PEAK OIL AND GAS

Notes to Combined Financial Statements

December 31, 2024 and 2023

Oil

Sales under oil contracts of North Peak Oil and Gas are generally considered performed when it sells the oil production at the wellhead and receives an agreed-upon index price, net of any price differentials. North Peak Oil and Gas recognizes revenue when control transfers to the purchaser at the wellhead based on the net price received.

Natural Gas and NGLs

A control-based assessment is performed to identify whether North Peak Oil and Gas is a principal or an agent in the transaction, which determines whether revenue and the related expenses are presented on a gross or net basis. North Peak Oil and Gas acts as a principal in sales transactions when it has the ability to take-in-kind, which is not the case in the majority of its gas processing and transportation contracts. North Peak Oil and Gas recognizes revenue on a net basis, with the gathering, processing and transportation costs associated with its arrangements being recorded as a reduction to natural gas and NGL sales in the statements of income. Natural gas and NGL processing fees are reported as a reduction of natural gas and NGL revenues.

Performance Obligations and Contract Balances

The majority of product sale commitments of North Peak Oil and Gas are short-term in nature with a contractual term of one year or less. For these contracts, North Peak Oil and Gas applies the practical expedient in Accounting Standards Codification (“ASC”) 606-10-50-14, which exempts entities from disclosing the transaction price allocated to remaining performance obligations, if any, if the performance obligation is part of a contract that has an original expected duration of one year or less.

For contracts with terms greater than one-year, North Peak Oil and Gas does not disclose the value of unsatisfied performance obligations under its contracts with customers as it applies the practical expedient in ASC 606-10-50-14A, which applies to variable consideration that is recognized as control of the product is transferred to the customer. Since each unit of product represents a separate performance obligation, future volumes are wholly unsatisfied, and disclosure of the transaction price allocated to remaining performance obligations is not required.

North Peak Oil and Gas typically satisfies its performance obligations upon transfer of control and records the related revenue in the month production is delivered to the purchaser. Settlement statements for crude oil, natural gas and NGLs may not be received for 30 to 60 days after the date the volumes are delivered, and as a result, North Peak Oil and Gas is required to estimate the amount of volumes delivered to the purchaser and the price that will be received from the sale of the product. North Peak Oil and Gas records the difference between estimated volumes and prices for production and actual volumes and prices for production in the month that payment is received from the purchaser. Historically, differences between revenue estimates and actual revenue received have not been significant.

Contract Balances

North Peak Oil and Gas recognizes revenue after its performance obligations have been satisfied, at which point it has an unconditional right to receive payment for its activities that give rise to revenues. Therefore, the product sales contracts of North Peak Oil and Gas do not give rise to contract assets or contract liabilities. Instead, the unconditional right of North Peak Oil and Gas to receive consideration are presented as a receivable within “Accounts receivable” in its combined balance sheet.

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NORTH PEAK OIL AND GAS

Notes to Combined Financial Statements

December 31, 2024 and 2023

Income Taxes

North Peak Oil and Gas is organized as a limited liability company and taxed as a partnership for federal income tax purposes. As a result, income or loss are taxable or deductible to the members rather than at the North Peak Oil and Gas level. Accordingly, no provision has been made for federal income taxes in the accompanying combined financial statements. In certain instances, North Peak Oil and Gas is subject to state taxes on income arising in or derived from the state tax jurisdictions in which it operates.

State income tax positions are evaluated in a two-step process. North Peak Oil and Gas first determines whether it is more likely than not that a tax position will be sustained upon examination. If a tax position meets the more likely than not threshold, it is then measured to determine the amount of expense to record in the combined financial statements. The tax expense recorded would be equal to the largest amount of expense related to the outcome that is 50% or greater likely to occur. North Peak Oil and Gas classifies any potential accrued interest recognized on an underpayment of income taxes as interest expense and classifies any statutory penalties recognized on a tax position taken as operating expense. Management of North Peak Oil and Gas has not taken a tax position that, if challenged, would be expected to have a material effect on the combined financial statements of North Peak Oil and Gas as of or for the years ended December 31, 2024 and 2023.

North Peak Oil and Gas did not incur any penalties or interest related to its state tax returns during the years ended December 31, 2024 and 2023.

Under the new centralized partnership audit rules effective for tax years beginning after 2018, the Internal Revenue Service (“IRS”) assesses and collects underpayments of tax from the partnership instead of from each partner. The partnership may be able to pass the adjustments through to its partners by making a push-out election or, if eligible, by electing out of the centralized partnership audit rules. The collection of tax from the partnership is only an administrative convenience for the IRS to collect any underpayment of income taxes, including interest and penalties. Income taxes on partnership income, regardless of who pays the tax or when the tax is paid, is attributed to the partners. Any payment made by the partnership as a result of an IRS examination will be treated as a distribution from the partnership to the partners in the combined financial statements.

Net Income Per Share

Basic net income per share of North Peak Oil and Gas has been computed based on the average number of Class A shares outstanding for the period. During periods when North Peak Oil and Gas has net income, basic net income per share includes the effect of participating securities, which consist of Class B shares outstanding. North Peak Oil and Gas utilizes the if-converted method for the purpose of calculating diluted earnings per share if the result is more dilutive than under the two-class method.

Leases

North Peak Oil and Gas establishes right-of-use assets and lease liabilities on the balance sheet for all leases with a term longer than 12 months. Typical right-of-use operating lease assets of North Peak Oil and Gas are for certain leases related to drilling rigs, compressors and other equipment related to the exploration, development and production of oil and gas. For the years ended December 31, 2024 and 2023, North Peak Oil and Gas had no leases in effect with a term extending greater than 12 months.

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NORTH PEAK OIL AND GAS

Notes to Combined Financial Statements

December 31, 2024 and 2023

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation or other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Liabilities for environmental remediation or restoration claims resulting from allegations of improper operation of assets are recorded when it is probable that obligations have been incurred and the amounts can be reasonably estimated.

Affiliate Transactions

An affiliate provides certain operational and administrative support to North Peak Oil and Gas and bills for these services. Amounts incurred by North Peak Oil and Gas for these services are shown as “Affiliate expenses” in the combined statements of income. Amounts paid in excess of actual billings for operational and administrative support provided to North Peak Oil and Gas are reflected as “Affiliate receivables” in the combined balance sheets.

Segments

The crude oil and natural gas and production activities of North Peak Oil and Gas are solely focused in the U.S. North Peak Oil and Gas aggregates its operating segments into one reporting segment, exploration and production, due to the similarity of these operations.

Recent Accounting Pronouncements

In March 2024, the FASB issued ASU 2024-01, “Compensation – Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards” (“ASU 2024-01”). The Private Company Council and other stakeholders noted diversity in practice in accounting for profits interest and similar awards as share-based payment arrangements under Topic 718 or similar to cash bonus or profit-sharing arrangements (Topic 710, Compensation—General, or other Topics). ASU 2024-01 addresses these differences by providing an illustrative example intended to demonstrate how entities should account for them under Topic 718. The amendments are effective for annual periods beginning after December 15, 2025, and interim periods within those annual periods with early adoption permitted. The amendments should be applied either (1) retrospectively to all prior periods presented in the financial statements, or (2) prospectively to profits interest and similar awards granted or modified on or after the date at which the entity first applies the amendments. North Peak Oil and Gas is currently assessing the impacts of ASU 2024-01 but does not believe it will have a material effect on net income, cash flows or retained earnings.

Note 2. Accounts Receivable and Accounts Payable

Components of accounts receivable include the following (in thousands):

	December 31,
	2024	2023
Crude oil, natural gas and NGL Sales	$15,538	$21,377
Joint interest billings	1,424	2,592
Other	668	850
Gross accounts receivable	17,630	24,819
Allowance for credit losses	―	―
Net accounts receivable	$17,630	$24,819

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NORTH PEAK OIL AND GAS

Notes to Combined Financial Statements

December 31, 2024 and 2023

Accounts payable and accrued liabilities consisted of the following at the dates indicated (in thousands):

	December 31,
	2024	2023
Accounts payable	$12,702	$25,173
Production and ad valorem taxes	16,021	17,502
Suspense	13,578	7,663
Accrued oil and gas capital expenditures	―	111
Accrued lease operating and workover expenses	2,657	441
Owner advances and prepayments	1,985	315
Revenues payable	7,630	7,947
Accrued compensation costs	2,087	170
Other	―	379
Accounts payable and accrued liabilities	$56,660	$59,701

Note 3. Oil and Natural Gas Properties

Capitalized Costs

The following table reflects the aggregate capitalized costs associated with North Peak Oil and Gas (in thousands):

	December 31,
	2024	2023
Oil and natural gas properties and equipment:
Proved properties	$699,633	$581,972
Unproved properties	240,979	308,225
Total oil and natural gas properties and equipment	940,612	890,197
Less: Accumulated depreciation, depletion and amortization	(373,345)	(314,249)
Oil and natural gas properties and equipment, net	$567,267	$575,948

During the year ended December 31, 2023, North Peak Oil and Gas recorded proved property impairments of $16.4 million. North Peak Oil and Gas did not have any proved impairments during 2024. During the years ended December 31, 2024 and 2023, North Peak Oil and Gas recorded unproved property impairment of $3.9 million and $4.7 million, respectively.

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Notes to Combined Financial Statements

December 31, 2024 and 2023

Suspended Exploratory Well Costs

The following table summarizes the changes in suspended exploratory wells costs for North Peak Oil and Gas (in thousands):

	Year Ended December 31,
	2024	2023
Beginning balance	$14,377	$17,729
Additions pending determination of proved reserves	15	1,914
Charges to exploration expense	—	—
Reclassifications to proved properties	(2,932)	(5,266)
Ending Balance	$11,460	$14,377

North Peak Oil and Gas had no projects with suspended exploratory well costs that were capitalized for a period of greater than one year since the completion of drilling as of December 31, 2024 and 2023.

Note 4. Revenue

Disaggregation of Revenue

The following table presents the disaggregation of crude oil, natural gas and NGL revenue of North Peak Oil and Gas (in thousands):

	Year Ended December 31,
	2024	2023
Crude oil	$149,556	$194,612
Natural gas	1,632	2,725
NGLs	7,138	6,693
Total crude oil, natural gas and NGL sales, net	$158,326	$204,030

Contract Balances

As of December 31, 2024 and 2023, the accounts receivable balance representing amounts due or billable under the terms of contracts with purchasers was $15.5 million and $21.4 million, respectively. As of January 1, 2023, the accounts receivable balance representing amounts due or billable under the terms of contracts with purchasers was $21.8 million.

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Notes to Combined Financial Statements

December 31, 2024 and 2023

Note 5. Derivative Financial Instruments

Commodity Derivatives

As of December 31, 2024, North Peak Oil and Gas had the following open crude oil derivative positions:

	2025	2026	2027
WTI NYMEX Sold Swaps
Notional Quantity (Bbls)	825,000	462,000	—
Weighted Average Fixed Price ($/Bbl)	$71.83	$66.79	$—

WTI NYMEX Purchased Puts
Notional Quantity (Bbls)	375,500	199,500	20,500
Weighted Average Strike Price ($/Bbl)	$65.66	$63.12	$65.00

WTI NYMEX Sold Calls
Notional Quantity (Bbls)	375,500	199,500	20,500
Weighted Average Strike Price ($/Bbl)	$75.36	$74.84	$76.15

As of December 31, 2024, North Peak Oil and Gas did not have any open natural gas or NGL derivative positions.

Derivative Gains and Losses

Cash receipts and payments reflect the gains or losses on derivative contracts which matured during the applicable period, calculated as the difference between the contract price and the market settlement price of matured contracts. The derivative contracts of North Peak Oil and Gas are settled based upon reported settlement prices on commodity exchanges, with crude oil derivative settlements based on the New York Mercantile Exchange (“NYMEX”) West Texas Intermediate pricing and natural gas derivative settlements based primarily on NYMEX Henry Hub pricing. Non-cash gains and losses represent the change in fair value of derivative instruments which continued to be held at period end and the reversal of previously recognized non-cash gains or losses on derivative contracts that matured during the period.

The following table presents cash receipts and payments along with non-cash gains and losses of commodity derivative contracts (in thousands):

	Year Ended December 31,
	2024	2023
Cash received (paid) on derivatives	$(17)	$5,072
Non-cash gain (loss) on derivatives	(5,072)	(570)
Gain (loss) on derivatives, net	$(5,089)	$5,642

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Notes to Combined Financial Statements

December 31, 2024 and 2023

Financial Statement Presentation

All derivative financial instruments are recognized at their current fair value as either assets or liabilities in the combined balance sheets. Amounts related to contracts allowed to be netted upon payment subject to a master netting arrangement with the same counterparty are reported on a net basis in the combined balance sheets. The table below presents a summary of these positions as of December 31, 2024 and 2023 (in thousands):

	December 31, 2024
	Gross Fair Value	Amounts Netted	Net Fair Value
Commodity derivative assets:
Commodity derivative asset, current	$3,730	$(1,654)	$2,076
Commodity derivative asset, noncurrent	2,444	(1,861)	583
Total commodity derivative assets	$6,174	$(3,515)	$2,659
Commodity derivative liabilities:
Commodity derivative liability, current	$(1,654)	$1,654	$—
Commodity derivative liability, noncurrent	(1,861)	1,861	—
Total commodity derivative liabilities	$(3,515)	$3,515	$—

	December 31, 2023
	Gross Fair Value	Amounts Netted	Net Fair Value
Commodity derivative assets:
Commodity derivative asset, current	$5,410	$(256)	$5,154
Commodity derivative asset, noncurrent	5,063	(2,452)	2,611
Total commodity derivative assets	$10,473	$(2,708)	$7,765
Commodity derivative liabilities:
Commodity derivative liability, current	$(256)	$256	$—
Commodity derivative liability, noncurrent	(2,452)	2,452	—
Total commodity derivative liabilities	$(2,708)	$2,708	$—

Note 6. Asset Retirement Obligations

The following table presents changes in asset retirement obligations of North Peak Oil and Gas (in thousands):

	Year Ended December 31,
	2024	2023
Asset retirement obligations at beginning of year	$4,874	$4,432
Wells acquired/developed	—	123
Liabilities settled	(41)	(47)
Revision of estimated obligation	—	94
Accretion expense on discounted obligation	260	272
Asset retirement obligations at end of year	$5,093	$4,874

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Notes to Combined Financial Statements

December 31, 2024 and 2023

Note 7. Debt and Related Expenses

The following table presents the outstanding debt and related expenses of North Peak Oil and Gas (in thousands):

	December 31,
	2024	2023
Prudential Notes	$36,142	$36,488
EOC Loan	99,375	121,875
Amegy Notes	4,445	187
Total debt, including current portion	139,962	158,550
Less: Debt issuance costs	(2,777)	(4,435)
Total debt, including current portion, net	137,185	154,115
Less: Prudential Notes, current portion	(36,142)	(21,150)
Less: EOC Loan, current portion	(22,500)	(22,500)
Long-term debt, net	$78,543	$110,465

Debt maturities as of December 31, 2024, excluding debt issuance costs, are as follows (in thousands):

2025	63,062
2026	76,900
Total	$139,962

EOC Term Loan

On August 29, 2022, North Peak entered into a four-year $150.0 million term loan agreement with EOC Partners Advisors, L.P. (“EOC Loan”), managed by Alter Domus, LLC. Proceeds from the EOC Loan were used to fund development drilling, future acquisitions and pay transactions fees and expenses. The EOC Loan is secured against a first lien on North Peak’s oil and natural gas properties and other assets. The EOC Loan matures on August 29, 2026, at which time all advances are required to be paid in full. Interest accrues at the Secured Overnight Financing Rate (“SOFR”), or 4.33%, plus an applicable margin of 7.0% and an annual adjustment of 0.15%. As of December 31, 2024, North Peak had an interest rate of 11.48%.

Principal payments of 3.75% of the original balance are due quarterly, and the remaining balance and accrued interest are due at maturity.

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Notes to Combined Financial Statements

December 31, 2024 and 2023

The EOC Loan contains various financial covenants, defined within the EOC Loan agreement, including a Consolidated Net Leverage Ratio, Current Ratio and Asset Coverage Ratio (collectively, the “EOC Financial Covenants”). The following table summarizes the Financial Covenants of the EOC Loan for the periods indicated:

	Consolidated Net	Current	Asset
At December 31, 2024:	Leverage Ratio*	Ratio**	Coverage Ratio
EOC Loan	2.50 to 1.00	0.25 to 1.00	1.50 to 1.00

* Fiscal quarters ending after December 31, 2023, the Consolidated Net Leverage Ratio was lowered to 2.50 to 1.00 from 2.75 to 1.00.

** Fiscal quarter ending after December 31, 2023, the Current Ratio was lowered to 0.25 to 1.00 from 1.00 to 1.00, according to the Third Amendment to EOC Term Loan Credit Agreement.

Additionally, the EOC Loan restricts North Peak’s indebtedness, limits its ability to create liens securing certain indebtedness, make restricted payments, make or permit investments, loans and advances or enter into certain sale-leaseback transactions, among other matters. These covenants are subject to a number of important exceptions and qualifications.

As of December 31, 2024, North Peak did not meet the required Current Ratio requirement and, as a result, was not in compliance with the EOC Financial Covenants. Subsequent to year end, the Company’s term loan was amended to extend the due date to August 29, 2026, and waive financial covenants as of December 31, 2024 until March 31, 2025.

Amegy Notes

North Peak has a Senior Secured Revolving Credit Agreement with Zions Bancorporation, N.A. dba Amegy Bank (“Amegy”) with a commitment and borrowing base of $10.0 million (“Amegy Notes”). The Amegy Notes are secured against a first lien on North Peak’s oil and natural gas properties and other assets. Balances outstanding under the Amegy Notes bear interest at the SOFR plus an applicable margin based on revolver utilization, which was 3.5% as of December 31, 2024. As of December 31, 2024, North Peak had an interest rate of 8.2%. Principal and any accrued interest is due at maturity on October 18, 2025.

The Amegy Notes contain various financial covenants, defined within Amegy Notes agreement, including a Consolidated Net Leverage Ratio, Current Ratio and Asset Coverage Ratio (collectively, the “Amegy Financial Covenants”). The following table summarizes the Financial Covenants of the Amegy Loan for the periods indicated:

	Consolidated Net	Current	Asset
At December 31, 2024:	Leverage Ratio*	Ratio**	Coverage Ratio
Amegy Notes	2.50 to 1.00	0.25 to 1.00	1.50 to 1.00

* Fiscal quarters after December 31, 2023, the Consolidated Net Leverage Ratio was lowered to 2.50 to 1.00 from 2.75 to 1:00.

**Fiscal quarter after December 31, 2023, specifically, lowered to 0.25 to 1.00 from 1:00 to 1:00 according to the Third Amendment to Amegy Senior Secured First Lien Revolving Credit agreement.

Additionally, the Amegy Notes restricts North Peak’s indebtedness, limits its ability to create liens securing certain indebtedness, make restricted payments, make or permit investments, loans and advances or enter into certain sale-leaseback transactions, among other matters. These covenants are subject to a number of important exceptions and qualifications.

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Notes to Combined Financial Statements

December 31, 2024 and 2023

As of December 31, 2024, North Peak Oil and Gas did not meet the required Current Ratio requirement and, as a result, was not in compliance with the Amegy Financial Covenants. Subsequent to year end, the Company’s revolving loan agreement was amended to extend the due date to October 18, 2025, and waive financial covenants as of December 31, 2024 until March 31, 2025.

Prudential Notes

Navigation has an agreement with Prudential Capital Energy Partners, L.P., Prudential Capital Energy Partners Management Fund, L.P. and Prudential Annuities Life Assurance Corporation (collectively, “Prudential”) to fund both three-year $40.0 million Senior Secured Revolving Notes (“Prudential Senior Notes”) and four-year $15.0 million Senior Subordinated 13.0% Notes (“Prudential Subordinated Notes”, collectively, the “Prudential Notes”). Proceeds from the Prudential Notes were used to refinance existing indebtedness under the Citibank Credit Facility, fund development drilling, potential future acquisitions and pay transaction fees and expenses. The Prudential Notes are secured against a first lien on Navigation’s crude oil and natural gas properties and other assets.

The borrowing base under the Prudential Senior Notes was $20.7 million at December 31, 2024. The borrowing base is redetermined twice per year, on or about March 31 and September 30. Fundings under the Prudential Senior Notes are classified as Eurodollar Loans and bear interest at a benchmark of Adjusted Term SOFR. Adjusted Term SOFR is defined as Term SOFR, plus the applicable margin, plus 0.15% or 0.25%, dependent upon the LIBOR screen rate replaced term. Additionally, at any time the commitments under the Prudential Subordinated Notes have not been terminated, Navigation is required to pay a portion of such interest due on the Prudential Subordinated Notes equal to the payment-in-kind (“PIK”) by adding the amount of the PIK to the principal balance of the Prudential Subordinated Notes, not to exceed 1.0%. All cash interest is payable quarterly in arrears. The interest rate on the Prudential Senior Notes was 13.76% at December 31, 2024.

The Prudential Notes contain various financial covenants, each defined within the purchase agreements for the Prudential Senior Notes and the Prudential Subordinated Notes, including a Total Leverage Ratio, Senior Leverage Ratio, Interest Coverage Ratio, and Asset Coverage Ratio (collectively, the “Financial Covenants”). The following table summarizes the Financial Covenants of the Prudential Notes for the periods indicated:

	Total	Senior	Interest	Asset
	Leverage	Leverage	Coverage	Coverage
At December 31, 2024:	Ratio	Ratio	Ratio	Ratio
Prudential Senior Notes	4.00 to 1.00	2.50 to 1.00	1.75 to 1.00	1.50 to 1.00
Prudential Subordinated Notes	4.50 to 1.00	3.00 to 1.00	1.25 to 1.00	1.50 to 1.00

Additionally, the Prudential Notes require Navigation to maintain unrestricted cash of at least $0.75 million and limit Navigation’s ability to create liens securing certain indebtedness, enter into certain sale-leaseback transactions, or consolidate, merge or transfer certain assets, among other matters. These covenants are subject to a number of important exceptions and qualifications.

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Notes to Combined Financial Statements

December 31, 2024 and 2023

As of December 31, 2024, North Peak Oil and Gas did not meet several of the covenant requirements listed above and, as a result, was not in compliance with the Prudential Financial Covenants. As of December 31, 2024, North Peak Oil and Gas obtained a waiver for the noncompliance, and as of January 11, 2025, it amended the Prudential Senior Notes extending the maturity to June 30, 2025.

Debt Issuance Costs

Unamortized debt issuance costs were $2.5 million and $4.5 million at December 31, 2024 and 2023, respectively. Unamortized debt issuance costs include $0.1 million on unamortized debt issuance costs associated with the Prudential Senior Notes included in “Other assets” in the combined balance sheets. Amortization of debt issuance costs were $2.1 million for the years ended December 31, 2024 and 2023, respectively. Future amortization of debt issuance costs is as follows (in thousands):

2025	$1,569
2026	944
Total	$2,513

Note 8. Leases

ASC 842

In accordance with ASU 2016-02, Leases (“ASC 842”), North Peak Oil and Gas records a right-of-use ("ROU") asset and corresponding liability on the combined balance sheets for all operating or finance leases with a lease term in excess of 12 months.

North Peak Oil and Gas elected the accounting policy election as described in ASC 842-20-25-2 to not apply the recognition requirements within ASC 842 to short-term leases for all applicable asset classes.

Lease Recognition

North Peak Oil and Gas enters into contractual lease arrangements related to drilling rigs, compressors and other equipment related to the exploration, development and production of oil and gas from third-party lessors. All current leases are short-term, with an initial term of 12 months or less and are not recorded on the combined balance sheets. North Peak Oil and Gas recognizes lease expense in the combined statements of income for these short-term leases on a straight-line basis over the lease term. The lease costs of North Peak Oil and Gas were as follows (in thousands):

	Year Ended December 31,
	2024	2023
Lease costs included in combined statements of operations:
Short-term lease costs	$11,185	$11,317
Total lease costs	$11,185	$11,317

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Notes to Combined Financial Statements

December 31, 2024 and 2023

Note 9. Fair Value Measurements

The carrying values of cash, accounts receivable, other current assets, accounts payable and accrued expenses included in the accompanying combined balance sheets approximated fair value at December 31, 2024 and 2023 due to their short-term nature. Therefore, such financial assets and liabilities are not presented in the following table.

The following table provides the carrying value and fair value measurement information for certain of the financial assets and liabilities of North Peak Oil and Gas (in thousands):

			Fair Value Measurements Using:
	Carrying	Total	Level 1		Level 2		Level 3
	Amount	Fair Value	Inputs		Inputs		Inputs
December 31, 2024 assets (liabilities):
Commodity derivatives	$2,659	$2,659	$	―		$2,659	$	―
Asset retirement obligations	$(5,093)	$(5,093)	$	―	$	―		$(5,093)
Long-term debt	$(81,532)	$(81,532)	$	―		$(81,532)	$	―
December 31, 2023 assets (liabilities):
Commodity derivatives	$7,765	$7,765	$	―		$7,765	$	―
Asset retirement obligations	$(4,874)	$(4,874)	$	―	$	―		$(4,874)
Long-term debt	$(114,900)	$(114,706)	$	―		$(114,706)	$	―

The following methods and assumptions were used to estimate the fair values in the table above.

Level 2 Fair Value Measurements

Commodity derivatives – The fair value of commodity derivatives is estimated using observable market data and assumptions with adjustments based on widely accepted valuation techniques. A discounted cash flow analysis on the expected cash flows of each derivative reflects the contractual terms of the derivative, including period to maturity, and uses observable market-based inputs, including interest rate curves, implied volatilities, transaction size, counterparty credit quality and the estimated current replacement cost of the derivative instrument.

Long-term debt – The debt instruments of North Peak Oil and Gas do not trade actively in an established market. The fair value of the EOC Loan, Amegy Notes and the Prudential Senior Notes approximate carrying value as both facilities contain variable interest rates. The fair value of the Prudential Subordinated Notes was $15.7 million at December 31, 2024, and was estimated based on debt with similar terms and maturity.

Level 3 Fair Value Measurements

Asset retirement obligations – The fair value of asset retirement obligations is estimated using discounted cash flow projections using numerous estimates, assumptions and judgments regarding such factors as the existence of a legal obligation, estimated plugging and abandonment costs, timing of remediation, the credit-adjusted risk-free rate and inflation rate.

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Notes to Combined Financial Statements

December 31, 2024 and 2023

Assets Measured at Fair Value on a Nonrecurring Basis

Certain assets are reported at fair value on a nonrecurring basis in the combined financial statements. The following methods and assumptions were used to estimate the fair values for those assets.

Asset impairments – Proved crude oil and natural gas properties are reviewed for impairment on a field-by-field basis each quarter. The estimated future cash flows expected in connection with the field are compared to the carrying amount of the field to determine if the carrying amount is recoverable. If the carrying amount of the field exceeds its estimated undiscounted future cash flows, the carrying amount of the field is reduced to its estimated fair value. Risk-adjusted probable and possible reserves may be taken into consideration when determining estimated future net cash flows and fair value when such reserves exist and are economically recoverable. Due to the unavailability of relevant comparable market data, a discounted cash flow method is used to determine the fair value of proved properties. Significant unobservable inputs (Level 3) utilized in the determination of discounted future net cash flows include future commodity prices adjusted for differentials, forecasted production based on decline curve analysis, estimated future operating and development costs, property ownership interests, and a 10.0% discount rate.

Unobservable inputs to the fair value assessments of North Peak Oil and Gas are reviewed and revised as warranted based on a number of factors, including reservoir performance, new drilling, crude oil and natural gas prices, changes in costs, technological advances, new geological or geophysical data, or other economic factors.

During the year ended December 31, 2023, North Peak Oil and Gas recorded proved property impairments of $16.4 million. The Company did not have any proved property impairments during 2024.

Certain unproved crude oil and natural gas properties were impaired during the years ended December 31, 2024 and 2023, reflecting recurring amortization of undeveloped leasehold costs on properties North Peak Oil and Gas expects will not be transferred to proved properties over the lives of the leases based on drilling plans, experience of successful drilling, and the average holding period.

The following table sets forth the non-cash impairments of both proved and unproved properties (in thousands):

	For the Year Ended December 31,
	2024		2023
Proved property impairments	$	―	$16,378
Unproved property impairments		3,894	4,696
Impairment expense		$3,894	$21,074

Note 10. Members’ Equity and Incentive Units

Profits and Losses Allocation

Profits and losses will be determined and allocated with respect to each fiscal year as of the end of such fiscal year. Profits and losses will be allocated among the members in a manner such that the adjusted capital account for each member is, as nearly as possible, equal (proportionately) to the distributions that would be made to such member if North Peak Oil and Gas were dissolved.

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Notes to Combined Financial Statements

December 31, 2024 and 2023

As of December 31, 2024, North Peak Oil and Gas had the following equity commitments (amounts in thousands):

	Equity	Equity
	Committed	Percentage
Juniper *	$609,220	99.8%
Boomtown Oil, LLC	1,033	0.2%
Century Natural Resources, LLC	225	0.0%
Total	$610,478	100.0%

* Juniper, as denoted in the table above, includes Juniper CAR Holdings, LLC; Juniper Century Holdings, LLC; Juniper Capital II, LP; Juniper Capital III, LP; Juniper North Peak Partners, LP; NPR Partners; PHR Holdings and Juniper NPR Holdings, LLC.

Profits Interest Units

North Peak Oil and Gas has issued to certain members of management Class B units, which are designed as profits interests. Class B unit holders are entitled to an increased share of the distributable cash flow generated by North Peak Oil and Gas in the event certain performance hurdles are met. Profits interests, such as the Class B units, do not typically have value until a major asset liquidation event occurs, and a major liquidation event is not deemed probable until such event has actually occurred under U.S. GAAP. Based upon the sharing ratios set forth in the operating agreements, the limited history of North Peak Oil and Gas and the fact no liquidation event has occurred, the realization of value for the Class B unitholders is not probable at the date of grant. As such, no compensation expense was recorded during the years ended December 31, 2024 and 2023. As of December 31, 2024 and 2023, North Peak Oil and Gas had 1,150 Class B units outstanding.

Note 11. Commitments and Contingencies

Environmental Remediation

Various federal, state and local laws and regulations covering the discharge of materials into the environment, or otherwise relating to the protection of the environment, may affect the operations and the cost of crude oil and natural gas exploration, development, and production operations of North Peak Oil and Gas. North Peak Oil and Gas does not anticipate that it will be required in the near future to expend significant amounts for compliance with such federal, state and local laws and regulations and therefore no amounts have been accrued for such purposes.

Litigation

North Peak Oil and Gas is involved in various legal proceedings including, but not limited to, commercial disputes, claims from royalty and surface owners, property damage claims, personal injury claims, regulatory compliance matters, disputes with tax authorities and other matters. While the outcome of these legal matters cannot be predicted with certainty, North Peak Oil and Gas does not expect them to have a material effect on its financial condition, results of operations or cash flows, other than as discussed below.

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NORTH PEAK OIL AND GAS

Notes to Combined Financial Statements

December 31, 2024 and 2023

North Peak was involved in litigation regarding ownership of revenue and working interests for certain wells during the year ended December 31, 2021. North Peak received an unfavorable judgment from the Court in the matter and as a result, accrued for the entire amount of the judgment of $4.1 million in the combined balance sheet at December 31, 2021. On October 26, 2022, the Wyoming Supreme Court ruled in favor of North Peak and remanded the case back to the Court for further consideration, including determination of the disbursement of funds in accordance with the ruling by the Wyoming Supreme Court. As a result of that ruling, the accrual was reduced to $3.7 million at December 31, 2022, resulting in a gain on litigation of $0.4 million. On May 23, 2023, the District Court issued its final ruling in favor of North Peak resulting in all previously restricted funds to be returned to North Peak. As part of the final ruling, North Peak was required by the District Court to pay $1.7 million of undisputed royalties to various third parties. North Peak Oil recorded a $2.0 million gain on legal judgment as it had accrued for the loss in a previous period of $3.7 million. This payment is included in other income in the combined statements of operations.

Note 12. Concentrations of Credit Risk

North Peak Oil and Gas is subject to credit risk resulting from the concentration of its crude oil, natural gas and NGL receivables with significant purchasers. Receivables from purchasers are generally unsecured as North Peak Oil and Gas does not require collateral. For the years ended December 31, 2024 and 2023, two purchasers and three purchasers accounted for 86%, respectively, of crude oil, natural gas, and NGL sales. North Peak Oil and Gas does not believe the loss of any single purchaser would materially impact its financial position, results of operations, or cash flows as crude oil, natural gas and NGLs are fungible products with well-established markets and numerous purchasers in its areas of operations. For the years ended December 31, 2024 and 2023, North Peak Oil and Gas experienced no such credit losses.

Derivative financial instruments are generally executed with major financial institutions that expose North Peak Oil and Gas to market and credit risks and which may, at times, be concentrated with certain counterparties. The credit worthiness of the counterparties is subject to continual review. North Peak Oil and Gas also has netting arrangements in place with counterparties to reduce its credit exposure. North Peak Oil and Gas has not historically experienced any losses from such instruments.

North Peak Oil and Gas maintains cash and cash equivalents in bank deposit accounts which, at times, may exceed the federally insured limits. North Peak Oil and Gas has not experienced any losses related to amounts in excess of FDIC limits and believes it is not exposed to significant credit risk in this area.

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NORTH PEAK OIL AND GAS

Notes to Combined Financial Statements

December 31, 2024 and 2023

Note 13. Net Income Per Share

The following table reconciles net loss from North Peak Oil and Gas and weighted-average Class A shares outstanding used in the calculations of basic and diluted net income per share (in thousands, except share and per share amounts):

	For the Year Ended December 31,
	2024	2023
Net income attributable to North Peak Oil and Gas:
Net (loss) income	$(4,353)	$21,403
Less: income allocated to participating securities	—	—
Net income attributable to North Peak Oil and Gas	$(4,353)	$21,403
Class A weighted average shares outstanding:
Basic and diluted	584,517	544,675
Net income per share:
Basic and diluted	$(7.45)	$39.29

For the years ended December 31, 2024 and 2023, the performance hurdles for Class B units to participate in the profits of North Peak Oil and Gas were not met. As a result, no income is allocable to the Class B units for the years ended December 31, 2024 and 2023 for purposes of basic and diluted earnings per share.

Note 14. Transactions with Affiliates

For the years ended December 31, 2024 and 2023, North Peak Oil and Gas incurred management fees for certain operational and administrative functions of $7.3 million and $6.8 million, respectively. These management fees are included in affiliate expense on the combined statements of operations. For the years ended December 31, 2024 and 2023, management fees were overfunded by $0.1 million and $0.3 million, respectively.

Note 15. Supplemental Disclosures to Combined Financial Statements

Cash and Cash Equivalents

The following table reconciles cash and cash equivalents on the combined balance sheets to cash, cash equivalents and restricted cash on the combined statements of cash flows (in thousands):

	December 31,
	2024	2023
Cash and cash equivalents	$1,780	$1,192
Restricted cash	—	—
Total cash, cash equivalents and restricted cash	$1,780	$1,192

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NORTH PEAK OIL AND GAS

Notes to Combined Financial Statements

December 31, 2024 and 2023

Supplemental Cash Flow Information

The following table provides certain supplemental cash flow information for the periods indicated (in thousands):

	December 31,
	2024	2023
Supplemental Disclosure of Cash Flow Information:
Interest paid	$19,455	$21,521
Supplemental Disclosure of Non-Cash Information:
Additions to oil and natural gas properties included in accounts payable and accrued liabilities	$5	$1,176
Revisions and additions (liabilities settled) to asset retirement obligations, net	$41	$185

Note 16. Subsequent Events

North Peak Oil and Gas has evaluated all subsequent events through June 2, 2025, the date the accompanying financial statements were issued.

On January 11, 2025, the combined entities of Century were legally consolidated as Century Oil and Gas Holdings, LLC. Also on January 11, 2025, the Company amended the Prudential Senior Notes to extend the maturity date to June 30, 2025. On January 13, 2025, the Company amended the EOC Loan to waive the current ratio through March 31, 2025 and adjust certain minimum hedging requirements. Also on January 13, 2025, the Company amended the line of credit to waive the current ratio through March 31, 2025.

On January 14, 2025, the Company entered into a merger agreement with Amplify Energy Corp. (“Amplify”) in which Amplify would issue North Peak Oil and Gas 26.7 million shares (39.0% outstanding shares) of Amplify common stock, par value $0.01 per share, and assume approximately $133.0 million in net debt. On April 15, 2025, Amplify and North Peak Oil and Gas entered into a mutual termination agreement to terminate the merger in light of extraordinary volatility in the market. As part of the termination, the Company received a cash payment of $0.8 million in lieu of any termination fees.

Since year-end, the Company has received additional capital contributions of $24.5 million.

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NORTH PEAK OIL AND GAS

Notes to Combined Financial Statements

December 31, 2024 and 2023

Note 17. Supplemental Crude Oil and Natural Gas Information (Unaudited)

Costs Incurred

The following tables reflect the costs incurred in oil and gas property acquisition, exploration and development activities (in thousands):

	Years Ended December 31,
	2024	2023
Property acquisition costs
Proved properties	$—	$—
Unproved properties	688	10,738
Exploration costs	—	1,914
Development costs	50,481	155,851
Total costs incurred	$51,169	$168,503

Results of Operations

The following table presents the results of operations of crude oil, natural gas and NGL producing activities (excluding corporate overhead and interest costs) for the periods indicated (in thousands):

	Years Ended December 31,
	2024	2023
Revenues:
Crude oil, natural gas, and NGL sales, net	$158,326	$204,030
Production costs:
Lease operating and workover expenses	49,096	48,462
Exploration expense	152	414
Severance taxes	9,273	12,142
Total production costs	58,521	61,018
Other costs:
Depletion, depreciation and amortization expense	55,201	70,085
Impairment expense	3,894	21,074
Income tax expense/(benefit)	—	—
Total other costs	59,095	91,159
Results of operations	$40,710	$51,853

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NORTH PEAK OIL AND GAS

Notes to Combined Financial Statements

December 31, 2024 and 2023

Net Proved Oil, NGL and Natural Gas Reserves

The reserves engineers for North Peak Oil and Gas for the years ended December 31, 2024 and 2023, was DeGolyer and MacNaughton.

In accordance with SEC regulations, the reserves as of December 31, 2024 and 2023 were estimated using realized prices, which reflect adjustments to the benchmark prices for quality, certain transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the delivery point. North Peak Oil and Gas reports reserves in three streams; crude oil, natural gas and NGLs.

The SEC has defined proved reserves as the estimated quantities of crude oil, natural gas, and NGLs that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. The process of estimating crude oil, natural gas and NGLs reserves is complex, requiring significant decisions in the evaluation of available geological, geophysical, engineering and economic data. The data for a given property may also change substantially over time as a result of numerous factors, including additional development activity, evolving production history and a continual reassessment of the viability of production under changing economic conditions. As a result, material revisions to existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the subjective decisions and variances in available data for various properties increase the likelihood of significant changes in these estimates. If such changes are material, they could significantly affect future amortization of capitalized costs and result in impairment of assets that may be material.

The following tables provide an analysis of the changes in estimated proved reserve quantities of crude oil, natural gas and NGLs for the years ended December 31, 2024 and 2023, all of which are located within the United States:

	Year ended December 31, 2024
	Crude Oil	Natural Gas	Liquids	Total
	(Bbl)	(Mcf)	(Bbl)	Boe
Proved reserves as of December 31, 2023	74,717,956	149,324,342	18,109,662	117,715,008
Revisions of previous estimates	(37,251,812)	(105,079,527)	(11,514,107)	(66,279,173)
Extensions, discoveries and other additions	1,032,386	597,731	128,263	1,260,271
Production	(2,145,104)	(1,534,097)	(234,205)	(2,634,992)
Sales of minerals in place	―	―	―	―
Purchase of minerals in place	―	―	―	―
Proved reserves as of December 31, 2024	36,353,426	43,308,449	6,489,613	50,061,114
Proved developed reserves
Beginning of year	13,709,050	10,054,206	1,684,399	17,069,149
End of year	14,048,447	10,904,578	1,979,859	17,845,736
Proved undeveloped reserves
Beginning of year	61,008,906	139,270,136	16,425,263	100,645,859
End of year	22,304,979	32,403,871	4,509,754	32,215,378

30

NORTH PEAK OIL AND GAS

Notes to Combined Financial Statements

December 31, 2024 and 2023

	Year ended December 31, 2023
	Crude Oil	Natural Gas	Liquids	Total
	(Bbl)	(Mcf)	(Bbl)	Boe
Proved reserves as of December 31, 2022	103,675,666	176,888,985	25,285,691	158,442,854
Revisions of previous estimates	(29,497,910)	(27,715,077)	(7,213,317)	(41,330,406)
Extensions, discoveries and other additions	3,235,035	1,773,191	284,815	3,815,381
Production	(2,693,772)	(1,622,572)	(247,482)	(3,211,683)
Sales of minerals in place	(1,063)	(185)	(45)	(1,138)
Purchase of minerals in place	―	―	―	―
Proved reserves as of December 31, 2023	74,717,956	149,324,342	18,109,662	117,715,008
Proved developed reserves
Beginning of year	13,483,470	9,763,294	1,819,367	16,930,052
End of year	13,709,050	10,054,206	1,684,399	17,069,149
Proved undeveloped reserves
Beginning of year	90,192,196	167,125,691	23,466,324	141,512,802
End of year	61,008,906	139,270,136	16,425,263	100,645,859

For the year ended December 31, 2024, North Peak Oil and Gas had downward revisions of previous estimates of 66.3 MMBoe and this was primarily attributable downgrading 163 PUDs related to changes in the overall development plans of North Peak Oil and Gas.

For the year ended December 31, 2024, extensions, discoveries and other additions resulted primarily from 4 new proved undeveloped locations for 1,260 BOE.

Standardized measure of discounted future net cash flows relating to proved crude oil and natural gas reserves

The standardized measure of discounted future net cash flows does not purport to be, nor should it be interpreted to present, the fair value of the oil, NGL and natural gas reserves of the property. An estimate of fair value would take into account, among other things, the recovery of reserves not presently classified as proved, the value of proved properties and consideration of expected future economic and operating conditions.

The estimates of future cash flows and future production and development costs as of December 31, 2024 and 2023 are based on realized prices, which reflect adjustments to the benchmark prices for quality, certain transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the delivery point. All realized prices are held flat over the forecast period for all reserve categories in calculating the discounted future net cash flows. Any effect from the commodity hedges is excluded. In accordance with SEC regulations, the proved reserves were anticipated to be economically producible from the "as of date" forward based on existing economic conditions, including prices and costs at which economic producibility from a reservoir was determined. These costs, held flat over the forecast period, include development costs, operating costs, ad valorem and production taxes and abandonment costs after salvage. Future income tax expenses would have been computed using the appropriate year-end statutory tax rates applied to the future pretax net cash flows from proved oil, NGL and natural gas reserves, less the tax basis of the oil and natural gas properties of North Peak Oil and Gas. The estimated future net cash flows are then discounted at a rate of 10%.

31

NORTH PEAK OIL AND GAS

Notes to Combined Financial Statements

December 31, 2024 and 2023

The following table presents the standardized measure of discounted future net cash flows relating to proved oil, NGL and natural gas reserves for the periods presented (in thousands):

	December 31,
	2024	2023
Future cash inflows	$2,916,634	$6,324,883
Future production costs	(1,213,282)	(2,663,000)
Future development and abandonment costs	(425,523)	(1,373,658)
Future income taxes	―	―
Future net cash flows	1,277,829	2,288,225
10% annual discount for estimated timing of cash flows	(664,906)	(1,257,168)
Standardized measure of discounted future net cash flows	$612,923	$1,031,057

It is not intended that the FASB's standardized measure of discounted future net cash flows represent the fair market value of the proved reserves of North Peak Oil and Gas. North Peak Oil and Gas cautions that the disclosures shown are based on estimates of proved reserve quantities and future production schedules which are inherently imprecise and subject to revision, and the 10% discount rate is arbitrary. In addition, prices and costs as of the measurement date are used in the determinations, and no value may be assigned to probable or possible reserves.

The following table presents the changes in the standardized measure of discounted future net cash flows relating to proved oil, NGL and natural gas reserves for the periods presented (in thousands):

	December 31,
	2024	2023
Standardized measure of discounted future net cash flows at January 1	$1,031,057	$2,562,842
Net change in prices and production costs	55,167	(1,030,771)
Changes in estimated future development and abandonment costs	64,005	28,366
Sales of crude oil and natural gas produced, net of production costs	(92,176)	(129,107)
Extensions, discoveries and improved recoveries, less related costs	13,090	45,428
Purchases (sales) of minerals in place, net	―	—
Revisions of previous quantity estimates	(477,557)	(703,721)
Development costs incurred during the period	49,837	76,798
Change in income taxes	―	―
Accretion of discount	103,106	256,284
Change in timing of estimated future production and other	(133,606)	(75,062)
Net change	(418,134)	(1,531,785)
Standardized measure of discounted future net cash flows at December 31	$612,923	$1,031,057

Estimates of economically recoverable oil, NGL and natural gas reserves and of future net cash flows are based upon a number of variable factors and assumptions, all of which are, to some degree, subjective and may vary considerably from actual results. Therefore, actual production, revenues, development and operating expenditures may not occur as estimated. The reserve data are estimates only, are subject to many uncertainties and are based on data gained from production histories and on assumptions as to geologic formations and other matters. Actual quantities of oil, NGL and natural gas may differ materially from the amounts estimated.

32